Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use in this Registration Statement on Form S-1 of VectoIQ Acquisition Corp. of our report dated April 19, 2018, relating to the financial statements of VectoIQ Acquisition Corp., appearing in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our firm under the heading “Experts” in such Prospectus.

/s/ RSM US LLP

New York, New York

April 19, 2018